UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 19, 2009

NOVADEL PHARMA INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32177	22-2407152
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

25 Minneakoning Road

Flemington, New Jersey 08822

(Address of principal executive offices) (Zip Code)

(908) 782-3431

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2009, Michael E. Spicer, Chief Financial Officer and Corporate Secretary of NovaDel Pharma Inc. (the “Company”), informed the Board of Directors of the Company that he intends to resign from his positions with the Company effective April 1, 2009. Mr. Spicer has served as the Company’s Chief Financial Officer since December 2004 and as the Company’s Corporate Secretary since April 2006. There is no disagreement between Mr. Spicer and the Company on any matter relating to the Company’s operations, policies or practices.

On March 25, 2009, the Board of Directors of the Company appointed Deni M. Zodda, the Company’s Chief Business Officer, as Interim Chief Financial Officer, Principal Financial Officer and Corporate Secretary, effective April 1, 2009.

The Company has hired Joseph M. Warusz as a consultant, who will serve as Principal Accounting Officer of the Company, effective April 1, 2009. Since March 2006, Mr. Warusz has been providing consulting services to a broad range of clients in the life sciences sector. From August 2005 to March 2006, Mr. Warusz was Vice President, Finance of Amicus Therapeutics Inc. From May 2000 to June 2005, Mr. Warusz was Vice President, Finance of Orchid Biosciences, Inc. (now known as Orchid Cellmark Inc.). Mr. Warusz is a Certified Public Accountant and holds an undergraduate degree in Accounting and an MBA from Drexel University.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release of NovaDel Pharma Inc. dated March 25, 2009, titled “NovaDel Announces Senior Management Changes.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaDel Pharma Inc.

By:	/s/ MICHAEL E. SPICER
Name:	Michael E. Spicer
Title:	Chief Financial Officer and Corporate Secretary

Date: March 25, 2009